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                                                                     EXHIBIT 8.1



  SULLIVAN & CROMWELL

TELEPHONE: 1-212-558-4000
FACSIMILE: 1-212-558-3588
   WWW.SULLCROM.COM

                                                   125 BROAD STREET
                                               NEW YORK, NY 10004-2498

                                        LOS ANGELES. PALO ALTO. WASHINGTON, D.C.
                                              FRANKFURT. LONDON. PARIS
                                              BEIJING. HONG KONG. TOKYO
                                                       MELBOURNE




                                                           May 11, 2001



New York Community Bancorp, Inc.
   615 Merrick Avenue,
     Westbury, New York 11590.

Ladies and Gentlemen:

          We have acted as counsel to New York Community Bancorp, Inc., a Delaware corporation ("NYCB"), in connection with the planned merger of Richmond County Financial Corp., a Delaware corporation ("RCF"), with and into NYCB, pursuant to the Agreement and Plan of Merger dated as of March 27, 2001 by and between NYCB and RCF (the "Merger Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Merger Agreement.

          For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that:(i) the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of NYCB (the "Registration Statement"), including the Proxy Statement of RCF and the Prospectus of NYCB contained therein, and (ii) the representations contained in the letters of representation from NYCB and RCF to us both dated May 11, 2001, will be true and complete at the Effective Time.
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          Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States Federal income tax law that:

     (1) The Merger will constitute a "reorganization" within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code");

     (2) NYCB and RCF will be parties to that reorganization within the meaning of Section 368(b) of the Code;

     (3) no gain or loss will be recognized to stockholders of RCF who receive shares of NYCB common stock in exchange for shares of RCF common stock, except with respect to cash received in lieu of fractional share interests;

     (4) the holding period of NYCB common stock received in exchange for shares of RCF common stock will include the holding period of the RCF common stock for which it is exchanged so long as the RCF common stock was held as a capital asset; and

     (5) the basis of the NYCB common stock received in the merger will be the same as the basis of the RCF common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

          The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, RCF shareholders who received their common stock upon the exercise of employee stock options or otherwise as compensation, that hold their common stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign
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persons, insurance companies, financial institutions or securities dealers.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Material Federal Income Tax Consequences of the Merger" in the Proxy/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                                         Very truly yours,


                                                         /s/ Sullivan & Cromwell